Exhibit 99.1

Rio Vista Energy Partners L.P. Enters Into Letter Of Intent To Sell Regional

BROWNSVILLE, Texas—(BUSINESS WIRE)—Rio Vista Energy Partners L.P. (NASDAQ: RVEP), an energy services master limited partnership, announced today that it had entered into a non-binding letter of intent (LOI) on July 29, 2009 to sell its wholly-owned subsidiary, Regional Enterprises Inc. (Regional) to an undisclosed buyer (Buyer). Under the terms of the LOI, the purchase price to Buyer to acquire 100% of the outstanding stock of Regional held by Rio Vista will be $5,000,000, less certain adjustments as described in the LOI and less deposits of $250,000 received from Buyer in connection with the LOI. Buyer will assume all the obligations of Regional, except for obligations of Regional to Rio Vista and/or any of its affiliates, totaling approximately $2,500,000 at June 30, 2009 (Affiliate Obligations) for which a portion of the purchase price will be applied for payment of the Affiliate Obligations by Regional at closing. The closing is to occur no later than September 28, 2009, unless extended as a result of permitted delays as prescribed in the LOI (Permitted Delays). The Permitted Delays generally consist of Rio Vista’s requirement to deliver financial statements of Regional to Buyer by August 21, 2009, Rio Vista’s decision to seek a satisfactory fairness opinion for the transaction, Rio Vista’s decision to seek the necessary unitholder approval for the transaction, delays associated with Regional’s collateralized lender to approve and finalize the required consent for Buyer to assume such obligation, and/or any other condition which Rio Vista believes is required to consummate the transaction.

The LOI is non-binding and an actual closing as prescribed in the LOI is subject to many conditions and uncertainties related to both Buyer and/or Rio Vista. In the event that the sale of Regional takes place as prescribed in the LOI, Rio Vista believes that the amount of cash received from Buyer will be sufficient for Rio Vista to satisfy all of its obligations to its creditors. Upon the sale of Regional to Buyer, Rio Vista would no longer have any operating assets and Rio Vista estimates that there will minimal remaining cash. Rio Vista would not have any other current sources of additional cash flow.

If the sale of Regional to Buyer is not consummated as prescribed herein, Rio Vista may seek to sell Regional to other parties or may elect to continue to operate Regional. Rio Vista currently has a deficit in working capital and a loss from continuing operations. If the amount of proceeds raised from the sale of Regional or the existing cash flow generated from continuing to operate Regional are not sufficient to satisfy Rio Vista’s obligations, Rio Vista would likely be required to seek other alternatives which could include protection under the U.S. bankruptcy laws.

About Rio Vista Energy Partners L.P.

Rio Vista is a master limited partnership engaged in liquid bulk storage, transloading and transportation of chemicals and petroleum products through its assets and operations in Hopewell, Virginia. Penn Octane Corporation (OTCBB: POCC) owns 75% of Rio Vista GP LLC, the general partner of Rio Vista.

Forward-Looking Statements

Certain of the statements in this news release are forward-looking statements, including statements regarding the sale of Regional and the ability to satisfy obligations to creditors from proceeds received from the sale of Regional, if completed. There is no assurance that Rio Vista’s will be successful in selling Regional or if the proceeds from the sale will be in the amounts as described in the LOI and/or if the proceeds will be sufficient to satisfy existing obligations. Additional information regarding risks affecting Rio Vista’s business may be found in Rio Vista’s most recent reports on Form 8-K, Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Contacts:
Rio Vista Energy Partners L.P.

Ian T. Bothwell,
760-772-9080